EXHIBIT 5





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                                November 16, 1998




Board of Directors
Charter One Financial, Inc.
1215 Superior Avenue
Cleveland, Ohio 44114

Members of the Board:

        We have acted as counsel to Charter One Financial, Inc.(the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 250,000 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the RCSB Financial, Inc. Non-Employee Director Stock Plan and the RCSB Financial, Inc. Non-Employee Director Deferred Compensation Plan (the "Plans").

        In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plans and agreements thereto, the Corporation's Second Restated Certificate of Incorporation, as amended, Bylaws, as amended, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that:

1. The shares of Common Stock being so registered have been duly authorized.

2. The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plans, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

        We hereby consent to the inclusion of this opinion as Exhibit 5 in this Registration Statement on Form S-8 of Charter One Financial, Inc. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,



                                /s/ SILVER, FREEDMAN & TAFF, L.L.P.